JOSEPH DECOSIMO
                                  AND COMPANY            Atrium One - Suite 1515
                          CERTIFIED PUBLIC ACCOUNTANTS    201 East Fourth Street
                                                          Cincinnati, Ohio 45202
                               An Ohio Registered
                          Limited Liability Partnership       Telephone Operator
                                                                    513 579-1717
                                                                    800 282-8382

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                        REPORT OF INDEPENDENT ACCOUNTANTS

                                                                www.decosimo.com
To the Shareholders of Lake Shore Equity Fund and                Member of AICPA
the Trustees of the Lake Shore Family of                  Division for CPA Firms
Funds                                                               PCPS & SECPS
                                                              IRS. No 31-1344165

In planning and performing our audit of the financial statements of Lake Shore Equity Fund for the year ended December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Lake Shore Equity Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United State of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of the inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management, shareholders of Lake Shore Equity Fund, the Trustees of Lake Shore Family of Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                        /s/ Joseph Decosimo and Company, PLL
                                            JOSEPH DECOSIMO AND COMPANY, PLL
Cincinnati, Ohio
January 27, 2003